Filed Pursuant to Rule 424(b)(3)
File Number 333-179258

Prospectus Supplement No. 5

To Prospectus dated April 10, 2012

POSITIVEID CORPORATION
36,970,450
Shares of
Common Stock

This Prospectus Supplement No. 5 supplements the Prospectus dated April 10, 2012 relating to the resale by the selling stockholders of up to 36,970,450 shares of our common stock.  This Prospectus Supplement No. 5 includes the attached Form 8-K filed by us with the Securities and Exchange Commission on September 11, 2012 and the attached Form 10-Q/A filed by us with the Securities and Exchange Commission on September 12, 2012.

This Prospectus Supplement No. 5 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 5 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 5 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 5, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 5 is September 12, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2012

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 7, 2012, PositiveID Corporation (the “Company”) issued a Secured Promissory Note (the “Note”) in the principal amount of $200,000 to William J. Caragol (“Caragol”), the Company’s Chairman and Chief Executive Officer, in connection with a $200,000 loan to the Company by Caragol. The Note accrues interest at a rate of 5% per annum, and principal and interest on the Note are due and payable on September 6, 2013. The Company has agreed to accelerate the repayment of principal and interest in the event that the Company raises at least $1,500,000 from any combination of equity sales, strategic agreements, or other loans, with no prepayment penalty for any paydown prior to maturity.

The Note is secured by a subordinated security interest in substantially all of the assets of the Company pursuant to a Security Agreement between the Company and Caragol dated September 7, 2012 (the “Security Agreement”).

The Note may be accelerated if an event of default occurs under the terms of the Note or the Security Agreement, or upon the insolvency, bankruptcy, or dissolution of the Company.

Copies of the Note and Security Agreement will be filed as Exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The description of certain terms of the Note and Security Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such agreements.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 is incorporated into this Item 2.03 in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: September 11, 2012
/s/ Bryan D. Happ
Bryan D. Happ
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q/A
Amendment No. 1
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2012
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-33297

POSITIVEID CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	06-1637809
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445	(561) 805-8008
(Address of principal executive offices,	(Registrant’s telephone number, including area code)
including zip code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

The number of shares outstanding of each of the issuer’s classes of common stock as of the close of business on August 17, 2012 is as follows:

Class	Number of Shares
Common Stock: $0.01 Par Value	154,467,593

Explanatory Note

The purpose of this Amendment No. 1 to PositiveID Corporation's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed with the Securities and Exchange Commission on August 20, 2012 (the "Form 10-Q"), is solely to furnish Exhibit 101 to the Form 10-Q in accordance with Rule 405 of Regulation S-T. Exhibit 101 to this report provides the consolidated financial statements and related notes from the Form 10-Q formatted in XBRL (eXtensible Business Reporting Language).

No other changes have been made to the Form 10-Q. This Amendment No. 1 to the Form 10-Q speaks as of the original filing date of the Form 10-Q, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the original Form 10-Q.

Pursuant to Rule 406T of Regulation S-T, the interactive data files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Item 6. Exhibits.

We have listed the exhibits by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K on the Exhibit list attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSITIVEID CORPORATION (Registrant)

Date: September 12, 2012	By:	/s/ Bryan D. Happ
Bryan D. Happ
Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

Exhibit Index

Exhibit
Number		Description
3.1
Second Amended and Restated Certificate of Incorporation of PositiveID Corporation filed with the Secretary of State of Delaware on December 18, 2006, as amended on November 10, 2009, January 27, 2012 and May 31, 2012 (1)

3.2		Amended and Restated By-laws of PositiveID Corporation adopted as of December 12, 2005, as amended on March 16, 2010 (2)
4.1		Form of Specimen Common Stock Certificate (2)
10.1		Letter Agreement, dated May 30, 2012, between PositiveID Corporation and Stanley Black & Decker, Inc. (1)
10.2		Securities Purchase Agreement, dated June 4, 2012, between PositiveID Corporation and the investors named therein (1)
10.3		Registration Rights Agreement, dated June 4, 2012, between the PositiveID Corporation and the investors named therein (1)
10.4		Stock Purchase Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Technology Co. (3)
10.5		Registration Rights Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Technology Co. (3)
10.6	*	Amendment to Shared Services Agreement, dated June 25, 2012, between PositiveID Corporation and VeriTeQ Acquisition Corporation
10.7	*	Amendment to License Agreement, dated June 26, 2012, between PositiveID Corporation and VeriTeQ Acquisition Corporation
10.8	*	Secured Promissory Note, dated July 9, 2012, between PositiveID Corporation and Holland & Knight LLP
10.9	*	Security Agreement, dated July 9, 2012, between PositiveID Corporation and Holland & Knight LLP
10.10	*	Purchase Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Technology Co.
10.11	*	Amendment No. 1 to Preferred Stock Purchase Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Global III, LLC
31.1	*	Certification by Chief Executive Officer, pursuant to Exchange Act Rules 13A-14(a) and 15d-14(a)
31.2	*	Certification by Chief Financial Officer, pursuant to Exchange Act Rules 13A-14(a) and 15d-14(a)
32.1	*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	**	XBRL Instance Document
101.SCH	**	XBRL Taxonomy Extension Schema Document
101.CAL	**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	**	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed or furnished, as applicable, in PositiveID Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the Securities and Exchange Commission on August 20, 2012.

**	Furnished herewith. XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.
(1)	Incorporated by reference to the Form S-1/A previously filed by PositiveID Corporation on June 5, 2012.
(2)	Incorporated by reference to the Form 10-K previously filed by PositiveID Corporation on March 19, 2010.
(3)	Incorporated by reference to the Form 8-K previously filed by PositiveID Corporation on July 13, 2012.